Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zuora, Inc. and subsidiaries:

We consent to the use of our report dated April 18, 2019, with respect to the consolidated balance sheets of Zuora, Inc. and subsidiaries as of January 31, 2019 and 2018, the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2019, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California
April 18, 2019